SUBSCRIPTION AGREEMENT

FOR

BATTLERS CORP.

If you are interested in purchasing shares ("Shares") of the common stock (the "Common Stock") of Battlers Corp. (the "Company"), you must complete this Subscription Agreement (the "Agreement").

The Company may accept or reject any subscription you tender, in whole or in part.  This means that the Company may allocate to you a smaller number of Shares than you subscribed to purchase. If accepted by the Company, then this Agreement will constitute a subscription for shares of the Company's Common Stock ($0.02 par value per share).

You irrevocably submit this Agreement for the purchase of________ Shares at $0.02 per Share. With this Agreement, you also submit payment in the amount of $________ ($ per Share) for the Shares subscribed.

In connection with this investment, you represent to the Company that:

a.       Before submitting payment for the Shares, you received the of the prospectus of the Company, dated _____________________, 201__ filed with the Securities and Exchange Commission (“Prospectus”) with respect to the offer and sale of the shares of stock being purchased.

b.       You are not subject to backup withholding of interest or dividends by the Internal Revenue Service.

ACCEPTED BY BATTLERS CORP. FOR_________________SHARES

                             (Company Name)

By: Stepan Feodosiadi                               Date:______________________________

Title: President of Battlers Corp.

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